Exhibit 99.1

Manitex International, Inc. Reports Second Quarter 2018 Results

Bridgeview, IL, August 7, 2018 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of truck and knuckle boom cranes, today announced Second Quarter 2018 results. Net revenues for the second quarter were $63.9 million, compared to $52.1 million in the prior year’s period*, and net loss from continuing operations attributable to shareholders of Manitex of $(1.0) million, or $(0.05) per share, compared to a net loss from continuing operations attributable to shareholders of Manitex of $(1.5) million, or $(0.09) per share, in the second quarter of 2017*. Adjusted net income** from continuing operations in the second quarter 2018 was $1.9 million, or $0.11 per share, compared to adjusted net loss of $(1.0) million, or $(0.06) per share, for the second quarter of 2017*.

Highlights (versus prior year, unless otherwise noted):

•	Net revenues of $63.9 million, up 22.8%

•	Adjusted EBITDA** increased 188% to $5.2 million, or 8.1% of sales, from $1.8 million or 3.5% of sales

•	Adjusted earnings per share** improved to $0.11 compared to an adjusted loss per share of $(0.06)

•	Backlog declined moderately from $88 million in Q1 2018 to $76 million, up 59% from Q2 2017

•	$32.7 million strategic investment by Tadano

•	Net debt of $51 million represents reduction of $39 million from year-end 2017

*

All references in this release to financial results of periods ending prior to the third quarter of 2017 reflect such results as restated pursuant to the recently completed restatement of such periods.

**	Adjusted Numbers are discussed in greater detail and reconciled under “Non-GAAP Financial Measures and Other Items” at the end of this release.

“The results reported today continue to show steady improvement in our operations, with growth in sales, margins, and adjusted income. However, we believe, the most significant event which occurred in the second quarter was the $32.7 million investment in Manitex by Tadano Corporation,” commented David J. Langevin, Chief Executive Officer of Manitex.

“The Tadano investment has enabled us to reduce our net debt to approximately $51 million, which represents a $144 million reduction from its peak level just over three years ago. We believe we now have sufficient working capital position to execute our global growth plans and take advantage of opportunities that our new relationship with Tadano presents.”.

Steve Kiefer, President and Chief Operating Officer of Manitex stated, “In the quarter, we generated improved revenue and earnings reflecting strengthening global demand for our products and operational execution of our sales and manufacturing teams. Revenue of $63.9 million increased 23% versus the same period last year, and 13% versus the previous quarter. Our ongoing efforts to diligently manage near-term currency, inflation and supply chain challenges allowed us to maintain our gross margin compared to last quarter and increase by 140 basis points versus the same period last year. To offset supply chain inflation and continue gross profit expansion, we are currently executing the necessary cost reductions and operational improvements that we believe will allow us to achieve our near-term target of gross margin exceeding 20% and EBITDA margins of 10%.

We saw our core product lines well-positioned to allow us to take advantage of the overall strength within the industrial goods market during the quarter. As of the end of the June quarter, backlog for our European Group, primarily consisting of our PM global knuckleboom business, was up 133 percent compared to the same period last year. Going forward, we are confident that revenues contributed by PM will continue growing as a percentage of our total enterprise revenues, through ongoing dealer development and new product enhancements, as well as our important partnership with Tadano, particularly in Asia and the Middle East.

On the straight mast side, as we previously reported, we experienced a spike in order rate at the beginning of the year which has since moderated, and the total industry volume was approximately 800 units for the first half of the year, a healthy level, still below peak with potential to continue to go higher. 65% of our backlog is comprised of cranes with ratings of 30 tons and higher being driven by activity within the energy, utility, infrastructure and general rental segments.

Going forward, we remain focused on operational execution, revenue expansion, and new product development, and we are working hard to increase value for our customers, shareholders, employees and other stakeholders,” concluded Mr. Kiefer.

Other Matters:

As previously disclosed, the Company has received an inquiry from the SEC requesting certain information in connection with the Company’s recently completed restatement of prior financial statements and is continuing to comply with such request.

Conference Call:

Management will host a conference call at 4:30 PM Eastern Time today to discuss the results with the investment community. Anyone interested in participating in the call should dial 800-949-2175 if calling within the United States or 323-994-2132 if calling internationally. A replay will be available until August 14, 2018, which can be accessed by dialing 844-512-2921 if calling within the United States, or 412-317-6671 if calling internationally. Please use passcode1055909 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

Non-GAAP Financial Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis. In this press release, Manitex refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, for three month period ended June 30, 2018 and June 30, 2017, unless otherwise indicated. A reconciliation of Adjusted GAAP financial measures for the three month periods ended June 30, 2018 and 2017 is included with this press release below and with the Company’s related Form 8-K.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered specialized equipment including boom truck, truck and knuckle boom cranes. Our products, which are manufactured in facilities located in the USA and Italy, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, O&S, Badger, Sabre, and Valla.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
Steve Kiefer	Peter Seltzberg, Managing Director
President and Chief Operating Officer	Investor Relations
(708) 237-2065	(516) 419-9915
skiefer@manitex.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2018	December 31, 2017
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$20,630	$5,014
Cash—restricted	308	352
Marketable equity securities	6,253	—
Trade receivables (net)	47,607	46,633
Other receivables	2,898	1,946
Inventory (net)	69,154	54,360
Prepaid expense and other	2,369	2,017

Total current assets	149,219	110,322

Total fixed assets, net of accumulated depreciation of $13,870 and $12,921 for June 30, 2018 and December 31, 2017, respectively	20,850	22,038
Intangible assets (net)	29,042	31,014
Goodwill	42,654	43,569
Equity investment in ASV Holdings, Inc.	—	14,931
Other long-term assets	1,270	1,475
Deferred tax asset	1,839	1,839

Total assets	$244,874	$225,188

LIABILITIES AND EQUITY
Current liabilities
Notes payable	$24,263	$29,131
Current portion of capital lease obligations	398	378
Accounts payable	46,183	35,386
Accounts payable related parties	475	1,331
Accrued expenses	9,570	10,070
Customer deposits	2,556	2,242
Other current liabilities	142	890

Total current liabilities	83,587	79,428

Long-term liabilities
Revolving term credit facilities	—	12,893
Notes payable (net)	26,827	26,656
Capital lease obligations, (net of current portion)	5,279	5,483
Convertible note related party (net)	7,080	7,005
Convertible note (net)	14,419	14,310
Deferred gain on sale of property	906	969
Deferred tax liability	3,558	3,384
Other long-term liabilities	3,883	4,215

Total long-term liabilities	61,952	74,915

Total liabilities	145,539	154,343

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2018 and December 31, 2017	—	—
Common Stock—no par value 25,000,000 shares authorized, 19,606,518 and 16,617,932 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	130,083	97,661
Paid in capital	2,708	2,802
Retained deficit	(31,035)	(28,583)
Accumulated other comprehensive loss	(2,421)	(1,035)

Total equity	99,335	70,845

Total liabilities and equity	$244,874	$225,188

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$63,904	$52,051	$120,579	$92,170
Cost of sales	51,463	42,647	97,038	75,374

Gross profit	12,441	9,404	23,541	16,796
Operating expenses
Research and development costs	726	596	1,378	1,283
Selling, general and administrative expenses	9,008	8,574	18,994	17,515

Total operating expenses	9,734	9,170	20,372	18,798

Operating income (loss)	2,707	234	3,169	(2,002)
Other (expense) income
Interest expense:
Interest expense	(1,503)	(1,574)	(3,056)	(2,782)
Change in fair value of securities held	(1,588)	—	(1,401)	—
Foreign currency transaction loss	(106)	(256)	(225)	(339)
Interest income and other (loss) income	29	70	(325)	343

Total other expense	(3,168)	(1,760)	(5,007)	(2,778)

Income (loss) before income taxes and income (loss) in equity interest from continuing operations	(461)	(1,526)	(1,838)	(4,780)
Income tax expense (benefit) from continuing operations	506	(36)	205	135
Loss on equity investments (including loss on sale of shares)	—	—	(409)	—

Net loss from continuing operations	(967)	(1,490)	(2,452)	(4,915)
Discontinued operations
Loss from operations of discontinued operations (including loss on disposal for the three and six months 2017 of $1,133)	—	(805)	—	(573)
Income tax benefit	—	6	—	(13)

Loss from discontinued operations	—	(811)	—	(560)

Net loss	(967)	(2,301)	(2,452)	(5,475)

Net income attributable to noncontrolling interest from discontinued operations	—	(160)	—	(274)

Net loss attributable to shareholders of Manitex International, Inc.	$(967)	$(2,461)	$(2,452)	$(5,749)

Earnings (loss) Per Share
Basic
Earnings (loss) from continuing operations attributable to shareholders of Manitex International, Inc.	$(0.05)	$(0.09)	$(0.14)	$(0.30)
Loss from discontinued operations attributable to shareholders of Manitex International, Inc.	$—	$(0.06)	$—	$(0.05)
Net earnings (loss) attributable to shareholders of Manitex International, Inc.	$(0.05)	$(0.15)	$(0.14)	$(0.35)
Diluted
Earnings (loss) from continuing operations attributable to shareholders of Manitex International, Inc.	$(0.05)	$(0.09)	$(0.14)	$(0.30)
Loss from discontinued operations attributable to shareholders of Manitex International, Inc.	$—	$(0.06)	$—	$(0.05)
Net earnings (loss) attributable to shareholders of Manitex International, Inc.	$(0.05)	$(0.15)	$(0.14)	$(0.35)
Weighted average common shares outstanding
Basic	17,734,383	16,553,667	17,200,660	16,512,061
Diluted	17,734,383	16,553,667	17,200,660	16,512,061

Reconciliation of GAAP Operating Income (Loss) from Continuing Operations to Adjusted EBITDA (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Operating income (loss)	$2,707	$234	$3,169	($2,002)
Adjustments related to restatement, restructuring, discontinued model, restricted stock, and other expenses	1,196	397	3,138	1,416
Adjusted operating income (loss)	3,903	631	6,307	(586)
Depreciation and amortization	1,258	1,165	2,551	2,688

Adjusted EBITDA	$5,161	$1,796	$8,858	$2,102

Adjusted EBITDA % to sales	8.1%	3.5%	7.3%	2.3%

Reconciliation of GAAP Net Income (Loss) From Continuing Operations Attributable to Shareholders of Manitex International to Adjusted Net Income (Loss) From continuing Operations Attributable to Shareholders of Manitex International (in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net Income (Loss) from continuing operations attributable to shareholders	($967)	($1,490)	($2,452)	($4,915)
Adjustments related to restatement, restructuring, discontinued model, restricted stock, foreign exchange, change in fair value of securities and other expenses	2,859	533	5,132	1,635
Adjusted Net Income (Loss) from continuing operations attributable to shareholders	1,892	(957)	2,680	(3,280)
Weighted diluted shares outstanding	17,734,383	16,553,667	17,200,660	16,512,061
Diluted (loss) per share attributable to shareholders as reported	($0.05)	($0.09)	($0.14)	($0.30)

Total EPS effect	$0.16	$0.03	$0.30	$0.10

Adjusted diluted income (loss) per share attributable to shareholders	$0.11	($0.06)	$0.16	($0.20)

Foreign Exchange, Restatement, Restructuring, Restricted Stock and other Expenses

	Three Months Ended		Six Months Ended
Pre-tax adjustments	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Restatement expenses	$626	—	$1,823	—
Foreign exchange	106	256	225	339
Discontinued model	188		188
Restructuring	74	301	654	574
Restricted stock	268	96	391	325
change in fair market value of securities, and other expenses	1,628		2,245	517

Total	$2,890	$653	$5,526	$1,755

Backlog from Continuing Operations

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Backlog	$75,601	$87,860	$61,530	$50,281	$47,554
Change Versus Current Period		-14.0%	22.9%	50.4%	59.0%

Net Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, convertible notes and revolving credit facilities minus cash.

	June 30, 2018	December 31, 2017
Cash	$27,191	$5,366
Notes payable—short term	$24,263	$29,131
Current portion of capital leases	398	378
Revolving term credit facilities	0	12,893
Notes payable—long term	26,827	26,656
Capital lease obligations	5,279	5,483
Convertible notes	21,499	21,315

Total debt	$78,266	$95,856

Net Debt	51,075	90,490